Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195185

SUPPLEMENT TO THE PROSPECTUS DATED APRIL 25, 2014

DCT Industrial Operating Partnership LP

OFFER TO EXCHANGE

$275,000,000 aggregate principal amount of its

4.500% Senior Notes due 2023

which have been registered under the Securities Act of 1933, as amended,

for any and all of its outstanding 4.500% Senior Notes due 2023

THE EXCHANGE OFFER HAS BEEN EXTENDED UNTIL 5:00 P.M., NEW YORK CITY TIME, ON MAY 27, 2014.

This prospectus supplement supplements DCT Industrial Operating Partnership LP’s prospectus dated April 25, 2014. Upon and subject to the terms and conditions set forth in the prospectus, DCT Industrial Operating Partnership LP, a Delaware limited partnership, which we refer to as the issuer, is making an offer to exchange $275,000,000 aggregate principal amount of its 4.500% Senior Notes due 2023 offered by the prospectus for any and all of its outstanding 4.500% Senior Notes due 2023.

Due to an inconsistency in the expiration date applicable to the exchange offer provided in the prospectus, the issuer is extending the expiration date applicable to the exchange offer. The new expiration date will be 5:00 p.m., New York City time, on May 27, 2014, unless we extend it.

Except as set forth in this supplement, the terms and conditions previously set forth in the prospectus are applicable in all respects to the exchange offer. This supplement should be read in conjunction with the prospectus.

This prospectus supplement does not constitute an offer to exchange securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Investing in the securities issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 7 of the prospectus.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission in the United States has approved or disapproved the securities to be distributed in the exchange offers, nor have they determined that this supplement or the prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

April 28, 2014